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EXHIBIT 10(E)

                       FORM OF CHANGE OF CONTROL AGREEMENT


                                                         [Date: _______________]


[Name: __________]
[Title: ___________]
The Dayton Power and Light Company
MacGregor Park
1065 Woodman Park
Dayton, OH  45432

Dear _______________:

     DPL Inc. ("DPL") and its subsidiary, The Dayton Power and Light Company ("DP&L") hereinafter collectively referred to as the "Company", considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in paragraph 2) can raise distracting and disrupting uncertainties and questions among management personnel, can interfere with their whole-hearted attention and devotion to the performance of their duties, and can even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board of Directors of DPL (the "Board of Directors") and the Board of Directors of DP&L have determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including yourself, the protection provided by an agreement which defines the respective rights and obligations of the Company and the executive in the event of a Change of Control.

     In order to effect the foregoing, this letter agreement sets forth the Company's agreement to extend to you the benefits of its 1986 medical plan and certain other benefits upon a termination of employment whenever occurring and to set forth the benefits which the Company agrees will be provided to you in the event of a Change of Control as described in paragraph 3 below.

1.   OPERATION AND TERM OF AGREEMENT.

     This agreement, which amends and restates in its entirety the existing letter agreement between the Company and you dated [__________], as amended by letter agreement dated [__________], shall become effective immediately upon the execution hereof. This agreement shall continue until May 1, 2002, and shall automatically renew for each consecutive twelve month period thereafter (I.E., May 1st to April 30th), unless either the Company provides you or you provide the Company a one (1) year prior written notice of its or your intention not to renew this agreement. Notwithstanding the foregoing, the term of this agreement shall continue in effect for a period of not less than thirty-six (36) months after each Change of Control occurring


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during the term of this agreement; and any benefit that accrues to you pursuant to the terms of this agreement shall continue to be an obligation of the Company and enforceable by you until paid in full, notwithstanding the subsequent termination of this agreement; provided however that if the event constituting a Change of Control is either the commencement of a tender offer, or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2, and such tender offer is still pending or such agreement has not been consummated at the end of the thirty-six month period applicable to such Change of Control, then without limitation of the other provisions of this paragraph, such thirty-six month period shall be extended through the date on which the tender offer or agreement is either (a) terminated or abandoned or (b) consummated, whichever occurs first, and the thirty-six month period provided for in paragraph 3.B. shall also be so extended. If more than one Change of Control occurs during the term of this agreement, the provisions of this agreement shall be applicable to each such Change of Control.

1.A. TERMINATION FOR ANY REASON.

     Notwithstanding any other provisions of this agreement to the contrary, upon termination of employment for any reason at any time, the following shall be paid or made available to you in compensation for services previously rendered:

      (i) Benefits under, or benefits substantially equivalent to benefits under, the standard medical plan which was available to management and professional employees of the Company in 1986 will be provided to you and your spouse for life, and to your dependents for as long as, and to the extent that, your dependents would otherwise be covered under such plan.

      (ii) The Company shall pay to you in a lump sum in cash not later than the fifteenth day following the Date of Termination (as defined in paragraph 4) your full base salary through the Date of Termination at the rate in effect at the Date of Termination; and also the amount of the award or awards, if any, with respect to any completed period or periods which, pursuant to the Management Incentive Compensation Program or any other Company incentive compensation plan in which you are then participating (other than any deferred compensation plan in which a contrary installment payment election has been made), has been determined to have been earned by you but which has not yet been paid to you.

      (iii) The Company shall pay or make available to you all other accrued benefits of any kind to which you are, or would otherwise have been, entitled through the Date of Termination.

2.   CHANGE OF CONTROL.

     Except as provided in paragraph 1.A. above, no benefits shall be payable hereunder unless there shall have been a Change of Control, as defined below, and you are eligible for benefits under paragraph 3 below. For purposes of this agreement, a `Change of Control' means any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the `Exchange Act') as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any `person' (as such term is defined


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in Sections 13 (d) and 14 (d) (2) of the Exchange Act; hereafter, a `Person')
other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes or commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 15% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L enters into an agreement to merge or consolidate itself, or an agreement to consummate a `combination' or `majority share acquisition' in which it is the `acquiring corporation' (as such terms are defined in Ohio Rev. Code ss. 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the `voting power' of DPL or DP&L or any surviving or new corporation, as the case may be, including `voting power' exercisable on a contingent or deferred basis as well as immediately exercisable `voting power', excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L enters into an agreement to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; (iv) any transaction referred to in (ii) or (iii) above is consummated; or (v) those persons serving as directors of DPL or DP&L on February 1, 2000 (the `Original Directors') and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term `Successors' shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

3.   ENTITLEMENT TO BENEFITS FOLLOWING CHANGE OF CONTROL.

     A. Upon a Change of Control (other than a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above), if immediately prior thereto, you were employed by the Company, you shall be entitled to the benefits set forth in paragraph 5.A.

     B. Upon a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above, then upon any subsequent termination of your employment at any time within thirty-six months following the occurrence of any such event and prior to a Change of Control referred to in item (iv) or (v) or the consummation of a tender offer referred to in item (i) of paragraph 2 above, you shall be entitled to the benefits set forth in paragraph 5.B., unless such termination is

     (i)   by the Company because of your Disability or for Cause;

     (ii)  by you; or


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     (iii) because of your death.

Notwithstanding the foregoing sentence and any other provision herein to the contrary, if (a) the event constituting the Change of Control is only the commencement of a tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above, (b) the tender offer or agreement is abandoned or terminated, and (c) a majority of the Original Directors and/or their Successors (as defined in paragraph 2 above) of DPL Inc. determine that the tender offer or agreement will not effectuate or otherwise result in a subsequent Change of Control and gives you written notice of such determination, then, as to that particular event only, a subsequent termination of your employment will not entitle you to the benefits set forth in paragraph 5.

     For purposes of this agreement, termination of your employment shall be deemed to have occurred within thirty-six months following the occurrence of a Change of Control if a Notice of Termination (as defined in paragraph 4) with respect thereto is given within such three year period.

     C. As used in this agreement, the terms "Disability", "Cause" and "Entitlement Date" shall have the meaning set forth below:

            (i) DISABILITY. "Disability" shall mean, for the purposes of this agreement, your inability to perform the duties required of you on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving you thirty days' written notice of its intention to terminate your employment by reason thereof, and your failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of your duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

            (ii) CAUSE. "Cause" shall mean (a) commission of a felony, (b) embezzlement, (c) the illegal use of drugs, or (d) the failure by you to substantially perform your duties with the Company (other than any such failure resulting from your physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to you a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors you were guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

            (iii) ENTITLEMENT DATE. "Entitlement Date" shall mean the date of the Change of Control entitling you to benefits under paragraph 3.A. above (except that if you are entitled to benefits under paragraph 3.B. above, the


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                  "Entitlement Date" shall mean the "Date of Termination" as defined in paragraph 4 below).

4.   NOTICE UPON TERMINATION.

     A. Any termination of your employment by the Company subsequent to a Change of Control shall be consummated by written Notice of Termination given to you. For purposes of this agreement, "Notice of Termination" shall mean a notice given by the Company, which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

     B. "Date of Termination" shall mean

          (i) if your employment is terminated by the Company for Cause, the date specified in the Notice of Termination;

          (ii) if your employment is terminated for any other reason, the date of such termination.

5.   COMPENSATION FOLLOWING CHANGE OF CONTROL.

     A. If you are entitled to benefits under paragraph 3.A., then the Company shall pay to you in a lump sum in cash not later than the fifteenth day following the Entitlement Date (or in the case of payments under (ii), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known and calculable), the amounts determined as provided below:

          (i) An amount (the "Additional Compensation Payment") equal to 300% of the sum of (1) your annual base salary (which base salary is computed before deduction for any deferred compensation or other employee deferrals) at the rate in effect as of the Entitlement Date plus (2) the average of the last three annual award payments made to you under the Company's Management Incentive Compensation Plan prior to the Entitlement Date (or for the years you have participated in the Plan if less than three), including any portion of any such payments which you elected to defer to your Standard Deferral Account in the Company's Key Employees Deferred Compensation Plan. Notwithstanding the above, you may elect to defer payment of all or a portion of the Additional Compensation Payment by executing and delivering to the Company prior to December 31, 2000 a Deferral Election Form in the form attached as Exhibit A, in which event the portion of the Additional Compensation Payment so deferred shall be credited to your Standard Deferral Account in the Company's Key Employees Deferred Compensation Plan.

          (ii). Any amount payable under paragraph 9 hereof.

     In addition, upon any subsequent termination of your employment within 12 months after the Entitlement Date, you shall be entitled to the benefits set forth in items (i) through (iv) of


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paragraph 5.B. unless such termination is under any of the circumstances set forth in items (i) through (iii) of paragraph 3.B.

     B. If you are entitled to benefits under paragraph 3.B., then the Company shall pay you the amounts specified under paragraph 5.A. above plus the following:

            (i) In the event the Date of Termination precedes the completion of a period in which, pursuant to the Management Incentive Compensation Plan or any other Company incentive compensation plan in which you are then participating or have participated (except for the MSIP), you could have earned compensation thereunder had your employment not been terminated prior to the completion of such period, or in the event the Date of Termination precedes the determination of compensation that you have earned for a completed period under the Management Incentive Compensation Plan or other incentive plan (except for the MSIP), then, with respect to each such period, you shall be entitled to an amount equal to the average of the last three annual award payments made to you under the Management Incentive Compensation Plan or other incentive plan (except for the MSIP) prior to the Date of Termination (or for the years you have participated in the Plan if less than three), including any portion of any such payments which you elected to defer to your Standard Deferral Account in the Company's Key Employees Deferred Compensation Plan. Any amount due under this subparagraph (i) shall be paid in a lump sum not later than the fifteenth day following the Date of Termination, subject however to any contrary deferral election you may have made with respect thereto.

            (ii) Anything in the Management Incentive Compensation Plan or any action taken by the Board of Directors or any committee of the Board of Directors pursuant thereto to the contrary notwithstanding, any awards, whether in cash or Company shares, made under such plan prior to the Date of Termination which have been credited to your account but the payment of which has been deferred (except that any deferral election that you have made with respect thereto shall remain in force).

            (iii) The Company shall, at its expense, maintain in full force and effect for your continued benefit all life insurance, health and accident, and disability plans, programs and arrangements in which you were entitled to participate immediately prior to the Date of Termination, or, if more favorable to you, on the date of a prior Change of Control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit your continued participation or that any such plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement immediately prior to the Date of Termination. The Company's obligation


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                  under this subparagraph (iii) shall terminate on the earliest of the following dates:

            (a) the third anniversary date of the Date of Termination (except for medical coverage); or

                  (b) the date an essentially equivalent and no less favorable benefit is made available to you at no cost by a subsequent employer.

                  At the end of the applicable period of coverage set forth above, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.

            (iv) In the event that because of their relationship to you, members of your family or other individuals are covered by a plan, program, or arrangement described in subparagraph (iii) above immediately prior to the Date of Termination, the provisions set forth in the above subparagraph shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if you had remained an employee of the Company during such period.

     C. In the event of termination of your employment for any reason after a Change of Control, the Company shall enable you to purchase the automobile, if any, which the Company was providing for your use at the Date of Termination at the wholesale value of such automobile at such time, or to assume the lease obligation on any such Company automobile leased by the Company.

     D. All Earned Stock Incentive Units (as defined in the Management Stock Incentive Plan; herein "MSIP") which you earned during the period from the inception of the MSIP in 1984 through 1991 have accrued to your plan account and vested in four equal annual installments beginning in 1991. Upon a Change of Control except for a Change of Control consisting only of the commencement of a tender offer or the entering into of an agreement referred to in items (ii) or
(iii) of paragraph 2 above, any and all awarded Stock Incentive Units (other than to the extent related to a completed Incentive Period for which the determination of the number of Earned Stock Incentive Units has already been made; and not to exceed the number of Stock Incentive Units comprising the target award under the applicable Stock Incentive Award regardless of the potential to earn more than such target award if and as provided in such Stock Incentive Award), shall be deemed to be Earned Stock Incentive Units which are vested, and all such Earned Stock Incentive Units including, without limitation, the 1997 award (which covers the period 1998-2000) and the 1998 award (which covers the period 1999-2001) shall be payable to you as provided in Section 10(b) (or successor provision) of the MSIP. All capitalized terms in this paragraph D shall have the same meaning as in the MSIP.


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     E. The benefits provided under this agreement shall not be treated as damages, but rather shall be treated as severance or other compensation to which you are entitled under the terms and conditions provided herein. You shall not be required to mitigate the amount of any benefit provided under this agreement by seeking other employment or otherwise.

6.   RIGHTS AS FORMER EMPLOYER.

     Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any termination of your employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including, without limitation thereto, any retirement plans or programs) in the same manner and to the same extent that you, as a former employee of the Company, would have been entitled to participate had this agreement not have been entered into.

7.   SUCCESSORS.

     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to expressly and unconditionally assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to under paragraph 3.A. above as if a Change of Control had taken place, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Entitlement Date.

     The above provisions of this paragraph 7 shall not apply to a) a spin-off or sale of assets, or b) a transaction described in item (ii) of paragraph 2 above involving only DP&L if in each case DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market.

     This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing written notice, to your estate.


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8.   LEGAL FEES.

     The Company shall reimburse you in full for all legal fees and expenses reasonably incurred by you in connection with this agreement (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment subsequent to a Change of Control or in seeking to obtain or enforce any right or benefit provided by this agreement, regardless of the outcome, unless, in the case of a legal action brought by you or in your name, a court finally determines that such action was not brought in good faith by you).

9.   GROSS-UP PAYMENT.

     In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") or any successor or similar provision, the Company shall pay you an additional amount (the "Gross-Up Payment") such that the net amount retained by you after deduction of any Excise Tax on such payments (excluding payments pursuant to this paragraph 9), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of such payments (excluding payments pursuant to this paragraph 9) before payment of any Excise Tax (hereinafter the "Excise Tax Compensation Net Payment"). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by you in connection with a Change of Control or your termination of employment shall be treated as "parachute payments" within the meaning of
Section 280G of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you such payments or benefits do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the Entitlement Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the Entitlement Date, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G (d) (4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the Entitlement Date, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     The Gross-Up Payment shall be paid not later than the fifteenth day following the Entitlement Date, or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.


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10.  AGREEMENT TO PROVIDE SERVICES.

     In the event that (i) a Person commences a tender offer to become the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing fifteen percent (15%) or more of the combined voting power of the then outstanding securities of DPL or DP&L, as the case may be, or (ii) a Change of Control occurs consisting of the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above, you agree that you will perform services for the Company and that you will not voluntarily terminate your employment with the Company until the first to occur of the following:

          (i) the abandonment or termination of such tender offer or the transaction that is the subject of the agreement; or

          (ii) the occurrence of a Change of Control (other than the commencement of the tender offer or the entering into of an agreement referred to in item (ii) or (iii) of paragraph 2 above).

11.  FUNDING OF MASTER TRUST.

     Upon a Change of Control, the Company shall immediately transfer to the Amended and Restated Master Trust dated February 1, 1995, as amended (or to an Other Trust as defined in such Trust) previously established to secure the Company's obligations to participants under various Company deferred and incentive compensation plans, cash in an amount sufficient to fund all payments which would be made to you hereunder if your employment was terminated on the date of the Change of Control under circumstances in which payments under paragraph 5.B. hereof would become due and payable to you, including, without limitation, cash in an amount sufficient to fund payments of all future medical, life insurance, accident and disability plans as provided in paragraphs 1.A(i), 5.B. (iii) and (iv) hereof, and the Gross-Up Payment as defined in paragraph 9 above, in each case based on reasonable estimates.

12.  NOTICES.

     All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

     (a) Prior to a Change of Control, to the Corporate Secretary of the Company at:

               The Dayton Power and Light Company
               MacGregor Park
               1065 Woodman Drive
               Dayton, Ohio  45432
               Attention:  Corporate Secretary

     (b)  After a Change of Control, to the Trustees at:

               Trust Department
               Bank One, Dayton, National Association
               Kettering Tower


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               Dayton, Ohio  45401

               AND

               Chernesky, Heyman & Kress P.L.L.
               Suite 1100
               10 Courthouse Plaza, S.W.
               Dayton, Ohio  45402
               Attn: Richard J. Chernesky, Esq.
                     Richard A. Broock, Esq.
                     Frederick J. Caspar, Esq.

and if to you, addressed to

               [Name:____________________________]
               [Home Address:____________________]
               [_________________________________]

Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this paragraph.

13.  MISCELLANEOUS.

     No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by any party hereto at any time of any breach by any other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

14.  GOVERNING LAW.

     The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

15.  VALIDITY.

     The provisions of this agreement are divisible; if any provision of this agreement is ruled invalid or unenforceable by any court, such invalidity or enforceability, shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect; and such provision shall be modified by such court consistent with the intent of the parties to the extent necessary to render it valid and enforceable, if possible.

16.  NO RIGHT TO EMPLOYMENT.


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

     Nothing in this agreement shall confer upon you the right to continue employment with the Company, or obligate you to continue employment with the Company (except as provided in paragraph 10); nor shall it interfere with the rights of the Company to discharge you or take other action with respect to you, subject to the Company's providing the benefits specified herein in accordance with the terms hereof.

     If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

                                           Very truly yours,

                                           DPL INC.


                                           By:__________________________
                                           Its:_________________________


                                           THE DAYTON POWER AND LIGHT COMPANY


                                           By:__________________________
                                           Its:_________________________


Confirmed and agreed to:

____________________________

Date: ______________________


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